Exhibit 99.1

Tenaska Power Fund Acquires Puget Energy’s InfrastruX Group
Puget Energy focuses on core utility business

OMAHA, Nebraska (May 2, 2006) - Tenaska Capital Management, LLC (Tenaska Capital), on behalf of the Tenaska Power Fund, L. P. (TPF), announced today that TPF has signed an agreement to acquire InfrastruX Group, Inc., a leading national provider of infrastructure construction services to utility industries, from Puget Energy, Inc. [NYSE:PSD].
The transaction is expected to close within the next 10 days at a sale price of $275 million. Puget Energy will use the proceeds from the sale to repay debt and support its core utility business.
InfrastruX Group, headquartered in Bellevue, Washington, with more than 3,000 employees and annual revenues approaching $400 million, will maintain its focus on providing exceptional products and services to its utility customers.
“InfrastruX Group has become a significant force in the utility construction business across the U.S. We believe it will grow in value as energy demand and the need to maintain and replace aging infrastructure increase the need for significant future investment,” said Paul G. Smith, senior managing director of Tenaska Capital.
Smith said InfrastruX Group’s strong management team will continue to be led by President and CEO Michael Lennon and remain headquartered in Washington.
Lennon said, “This is an exciting opportunity for InfrastruX, our employees and our customers, and provides us with an opportunity to build a strong future. Tenaska’s nationwide presence and well-known leadership in the electric generation and energy marketing industry will compliment InfrastruX’s goals and customer base, and enable investment and growth in our core service offerings.”
InfrastruX has a history of market leadership and strong financial performance in such services as power line and natural gas and petroleum pipeline construction; maintenance, substation construction, revitalization and damage prevention of underground power lines and emergency and storm restoration of service.
“In InfrastruX, Tenaska Power Fund is acquiring a great business with excellent leadership,” said Puget Energy Chairman, President and CEO Stephen P. Reynolds. The transaction also represents an important step in Puget Energy’s strategy to focus resources on Puget Sound Energy, its regulated electric and natural gas utility. “The opportunities ahead for our utility business will require all our time and talents in order to serve customers, shareholders and our growing region,” Reynolds said.

About Tenaska Power Fund, L.P.; Tenaska Capital Management, LLC

Tenaska Power Fund, L.P. (TPF) is a private equity limited partnership formed by its managing directors and the owners of Tenaska Energy, Inc. (Tenaska) to utilize their proven financial, marketing, technical and operating expertise to invest in a diverse group of energy and power companies and assets in the United States. TPF is held outside of Tenaska’s holding company structure.

Tenaska Capital Management, LLC, the manager of the Tenaska Power Fund, L.P., is an affiliate of Tenaska which is one of the largest independent power producers in the United States.

About InfrastruX Group
InfrastruX Group, Inc., based in Bellevue, Washington, is a national leader in providing infrastructure construction services to the gas, electric, and telecommunications industries, with a complete range of design, engineering, installation, and maintenance resources available across North America. Its patented CableCURE®  product, which repairs water-damaged underground power and telecommunication lines, is marketed worldwide.

About Puget Energy
Puget Energy is an energy services holding company that conducts all of its operations through its subsidiaries, primarily Puget Sound Energy (PSE), its regulated utility company that generates, purchases and sells electricity; and purchases, transports and sells natural gas. The service territory of PSE covers approximately 6,000 square miles, principally in the Puget Sound region in the state of Washington. Puget Energy was advised by Sagent Advisors in this transaction.